Exhibit 10.6



                        LICENSE AND SUB-LICENSE AGREEMENT



                  This License and Sub-License Agreement (the "Agreement") is entered into and made effective as of May 13, 2003, by and between BIOENVISION, INC., a Delaware corporation ("Bioenvision"), and DECHRA PHARMACEUTICALS, PLC, a corporation organized under the laws of the United Kingdom ("Dechra").

                                    RECITALS


                  A. Bioenvision has entered into a Co-Development Agreement with Stegram Pharmaceuticals Limited ("Stegram"), dated July 15, 1998, a true and correct copy of which is attached hereto as Exhibit A (the "Co-Development Agreement"), pursuant to which Stegram has granted to Bioenvision certain rights and entitlements (including the marketing and development rights) in and to the chemical compound known as trilostane, an inhibitor of 3a-hydroxysteroid dehydrogenase, and methods of using trilostane.

                  B. Pursuant to the terms set forth in the Co-Development Agreement, Bioenvision has the right under the Co-Development Agreement to grant sublicenses.

                  C. Bioenvision has certain rights and entitlements, in its own name, in and to trilostane and methods of using trilostane.

                  D. Dechra wishes to obtain from Bioenvision, and Bioenvision wishes to grant to Dechra, a license of all of Bioenvision's rights and entitlements (including without limitation the marketing and development rights), within the territory of the United States and Canada, in and to the chemical compound known as trilostane and methods of using trilostane, in each case, solely with respect to animal health applications, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bioenvision and Dechra agree as follows:

1. Definitions.

1.1. Affiliate. The term "Affiliate" of Dechra shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Dechra. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

1.2. FDA. The term "FDA" shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.3. Licensed Assets. The term "Licensed Assets" shall mean all of Bioenvision's rights and entitlements (including without limitation the marketing and development rights) in and to the chemical compound known as trilostane, in each case, solely with respect to animal health applications, including the Licensed Technology, Licensed Patents, Licensed Inventions, Licensed Improvements, Licensed Technical Information, and all of



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Bioenvision's  rights and entitlements  (including the marketing and development rights) under the Co-Development Agreement, in each case solely with respect to animal health applications and solely within the Licensed Territory and solely with respect to the Licensed Field.

1.4. Licensed Field. The term "Licensed Field" shall mean, and is limited to, the practice of the Licensed Patents, Licensed Inventions and Licensed Technical Information, in each case, solely for use in animal health applications.

1.5. Licensed Improvement. The term "Licensed Improvement" shall mean those unencumbered technology advances in the Licensed Technology made by or on behalf of either or both of Bioenvision and Stegram during the term of the
Co-Development Agreement or the term of this Agreement that either (i) are within the scope of, and would constitute an infringement of, any claim of a Licensed Patent or (ii) use Licensed Technical Information, and are within the Licensed Field.

1.6. Licensed Invention. The term "Licensed Invention" shall mean the Licensed Technology that is related to, or necessary for the practice of, the Licensed Technology for animal health applications as disclosed and claimed in one or more Licensed Patents.

1.7. Licensed Patent. The term "Licensed Patent" shall mean any patent and patent application, covering the Licensed Technology, Licensed Products, Licensed Inventions or Licensed Improvements, patents to be issued pursuant thereto, and all divisionals, continuations, continuations-in-part, reissues, substitutions, or extensions thereof, or any patent issuing on a patent application, filed after the "Effective Date" of the Co-Development Agreement, which is included in the grant of license hereunder and any foreign counterparts of the foregoing within the Licensed Territory, and including any "Patent" as defined in the Co-Development Agreement.

1.8. Licensed Product. The term "Licensed Product" shall mean a product, service, test, or information which is based upon or related to animal health applications and is sold or provided for a fee and, but for the licenses granted herein, would infringe one or more claims of a Licensed Patent, or was discovered, developed, approved manufactured or marketed using a Licensed Invention, Licensed Improvement or Licensed Technical Information.

1.9. Licensed Technical Information. The term "Licensed Technical Information" shall mean (i) Technical Information as defined in the Co-Development Agreement, based upon or solely related to animal health applications, and (ii) unencumbered published or unpublished confidential and proprietary information in the nature of research and development information, knowledge and technical data, together with trade secrets relating to the Licensed Technology, including any inventions in the possession of or belonging solely to Bioenvision on or prior to the effective date of this Agreement which Bioenvision has the obligation to include in this Agreement, or which comes into the possession of Bioenvision during the term of this Agreement. Licensed Technical Information shall include herein only that Licensed Technical Information which is reasonably necessary for Dechra's practice of the Licensed Inventions or without which such practice would constitute an infringement of Bioenvision's rights. Licensed Technical Information includes only the above information which is developed by or on behalf of Bioenvision or Stegram, or is generated pursuant to research funded, in whole or in part, by Bioenvision.

1.10. Licensed Technology. The term "Licensed Technology" shall mean patented and unpatented, patentable and unpatentable, proprietary technology related to a dehydrogenase inhibitor and receptor blocker developed by or on behalf of either or both of Bioenvision and Stegram, in each case, useable with respect to animal health applications.

1.11. Licensed Territory. The term "Licensed Territory" shall mean the United States of America, its territories and possessions, and the country of Canada.


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1.12. Net Sales. The term "Net Sales" shall mean the aggregate  invoice price of all Licensed Products sold by Dechra or its Affiliates or sublicensees in the Licensed Territory within the Licensed Field, less the following discounts and offsets related thereto: tariffs, import or export duties, excise, value-added and sales taxes, where such tariffs, duties or taxes are separately stated as part of the sales price; customary trade, quantity and cash discounts actually given; rebates and adjustments required by governmental entities and made pursuant to governmental or private third-party health or medical insurance programs; transportation, packaging, handling and freight charges where such are separately stated as part of the sales price; and allowances or credits for returns or rejections. In the event of a sale of a Licensed Product by Dechra to an Affiliate of Dechra, and the subsequent resale of such Licensed Product by such Affiliate, Net Sales shall be computed on the basis of such subsequent resale. In the event that any Licensed Product is sold as a component of another product, "Net Sales" shall mean the portion of such other product's invoice price that is allocable to the Licensed Product based on the ratio of the invoice price of the Licensed Product when sold separately to the invoice price of such other product, or, in the absence of the invoice price of either the Licensed Product or such other product, on the ratio of the cost of the Licensed Product to the total cost of such other product. Net Sales in Canadian dollars shall be converted into United States dollars at each time at which a calculation of Net Sales is to be made under this Agreement.

1.13. Royalty Period. The term "Royalty Period" shall mean, in respect of any month, either (a) the period of 12 months ending on the last day of the immediately preceding month or, if shorter, (b) the period beginning on the most recent Royalty Period Start Date provided in Section 3.5 and ending on the last day of the immediately preceding month.

2. Grant.

2.1. Grant of License. Subject to the terms and conditions hereof, Bioenvision hereby grants to Dechra and its Affiliates an exclusive license of the Licensed Assets, including a sublicense under the Co-Development Agreement, free and clear of all liens, encumbrances and claims other than those specifically set forth in this Agreement. Such license shall include the right to make, use, sell, offer for sale, import and distribute Licensed Products and to practice methods and processes under the Licensed Patents, Licensed Inventions, Licensed Improvements, Licensed Technology and Licensed Technical Information. For the avoidance of doubt, Bioenvision agrees that the exclusivity of the license granted to Dechra means that Bioenvision shall not practice, use or otherwise exploit the Licensed Patents, Licensed Inventions, Licensed Improvements, Licensed Technology or Licensed Technical Information in the Licensed Territory for use in animal health applications (including making, using, selling, offering for sale, importing or distributing a product, service, test, or information), and that Bioenvision shall not grant a license to any party other than Dechra to do any of the foregoing.

2.2. Sublicenses. The license granted to Dechra by Bioenvision under this Agreement shall include the right to grant sublicenses. To the extent that any such sublicense is a further sublicense of rights licensed to Bioenvision from Stegram under the Co-Development Agreement, such further sublicense by Dechra shall be in accordance with Article 7 of the Co-Development Agreement.

2.3. Licensed Technical Information. Bioenvision agrees to provide Dechra, promptly after the execution of this Agreement by all parties and thereafter during the term of this Agreement, copies of such documentation as Bioenvision has in its possession from time to time relating to the Licensed Technical Information.

3. Consideration.

                  In consideration of the grant of the licenses by Bioenvision to Dechra hereunder, Dechra agrees to make the following payments to
         Bioenvision:

3.1. Execution of Agreement. Upon the execution of this Agreement by both Bioenvision and Dechra, and the receipt by both Bioenvision and Dechra of the written consent to this Agreement by Stegram, Dechra shall


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pay to Bioenvision in cash by wire transfer of  immediately  available  funds an amount equal to One million two hundred and fifty thousand United States Dollars (US $1,250,000.00).

3.2. Submission of NADA. Upon Dechra's submission of its New Animal Drug Application ("NADA") to the FDA for trilostane, Dechra shall pay to Bioenvision in cash by wire transfer of immediately available funds an amount equal to seven hundred and fifty thousand United States Dollars (US $750,000.00).

3.3. Receipt of NADA Approval and Licensed Patents.

3.3.1. If Dechra receives approval of its New Animal Drug Application ("NADA Approval") from the FDA for trilostane prior to the issuance of a Licensed Patent by the United States Patent and Trademark Office (the "USPTO") to either Stegram or Bioenvision, then (a) Dechra shall pay to Bioenvision in cash by wire transfer of immediately available funds an amount equal to One Million Five Hundred Thousand United States Dollars (US $1,500,000.00) and (b) Dechra shall deposit with a mutually acceptable escrow agent (the "Escrow Agent") an amount equal to One Million Five Hundred Thousand United States Dollars (US $1,500,000.00) (the "Escrowed Amount"). The Escrowed Amount shall be released to Bioenvision, with the accumulated interest accrued thereon, net of the fees and expenses of the Escrow Agent, upon the issuance of a Licensed Patent by the USPTO.

3.3.2. If no Licensed Patent has been issued by the USPTO on or before the third anniversary of the effective date of this Agreement, then an amount equal to US $250,000 of the Escrowed Amount, with the pro rata share of the accumulated interest accrued thereon, net of the fees and expenses of the Escrow Agent, shall be released to Dechra. For each consecutive 90-day period thereafter, if no Licensed Patent has been issued by the USPTO on or before the end of such 90-day period, then an amount equal to US $250,000 of the Escrowed Amount, with the pro rata share of the accumulated interest accrued thereon, net of the fees and expenses of the Escrow Agent, shall be released to Dechra, until either (i) a Licensed Patent is issued by the USPTO or (ii) all of the Escrowed Amount, with the accumulated interest accrued thereon, net of the fees and expenses of the Escrow Agent, is released to Dechra, whichever shall first occur. If a Licensed Patent is issued by the USPTO prior to the release of all of the Escrowed Amount to Dechra as provided above, then upon the issuance of such Licensed Patent: (a) the then remaining principal balance of the Escrowed Amount shall be released to Bioenvision, with the accumulated interest accrued thereon, net of the fees and expenses of the Escrow Agent, and (b) Dechra shall promptly pay to Bioenvision the excess of $1,500,000 over the remaining principal balance of the Escrowed Amount released to Bioenvision together with accumulated interest thereon.

3.3.3. If Dechra receives a NADA Approval from the FDA for trilostane simultaneously with or after the issuance of any Licensed Patent by the USPTO to either Stegram or Bioenvision, then upon Dechra's receipt of the NADA Approval, Dechra shall pay to Bioenvision in cash by wire transfer of immediately available funds an amount equal to Three Million United States Dollars (US $3,000,000.00).

3.4. Statement of Net Sales. Following the execution of this Agreement, Dechra shall, by the 15th day of each month provide to Bioenvision a statement showing in reasonable detail the Net Sales for the immediately preceding calendar month with respect to Licensed Products sold by Dechra or its Affiliates or its sublicensees, prepared in accordance with generally accepted accounting principles in the United States (the "Monthly Total"). In addition, following the execution of this Agreement and until such time, if any, as the Royalty rate equals four percent as provided below, such monthly statement shall also show such Net Sales for the Royalty Period ending on the last day of the immediately preceding month (the "Rolling Annual Total").

3.5. Royalty Payments.


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3.5.1.  Until such time as the Rolling  Annual  Total is equal to or exceeds Ten
Million United States Dollars (US $10,000,000.00), Dechra shall not owe any payments to Bioenvision other than those set forth in Sections 3.1, 3.2 and 3.3.

3.5.2. In respect of the month in which the Rolling Annual Total first equals or exceeds $10 million, Dechra shall make a one-time payment to Bioenvision equal to the sum of:

                  (a)      Two  Hundred   Thousand  United  States  Dollars  (US
                  $200,000.00), plus

                  (b) Two percent of the amount by which the Rolling Annual Total exceeds $10 million.

3.5.3. In respect of each month subsequent to the month described in Section 3.5.2, Dechra shall (subject to Sections 3.5.6 and 3.5.9 below) pay to Bioenvision a royalty (the "Royalty") equal to two percent of the Monthly Total for each such subsequent month.

3.5.4. The first day of the month  immediately  following the month described in
Section 3.5.2 shall be a new Royalty Period Start Date for purposes of thereafter determining the Royalty Period and the Rolling Annual Total shall be recalculated effective from such new Royalty Period Start Date.

3.5.5. In respect of the month in which the Rolling Annual Total first equals or exceeds $15 million, Dechra shall, in addition to any payments due under Sections 3.5.2 or 3.5.3, make a one-time payment to Bioenvision equal to one percent of the amount by which the Rolling Annual Total exceeds $15 million.

3.5.6. In respect of each month subsequent to the month described in Section 3.5.5, and in lieu of any payment pursuant to Section 3.5.3 above, Dechra shall thereafter (subject to Sections 3.5.8 and 3.5.9 below) pay to Bioenvision a Royalty equal to three percent of the Monthly Total for each such subsequent month.

3.5.7. The first day of the month  immediately  following the month described in
Section 3.5.5 shall be a new Royalty Period Start Date for purposes of thereafter determining the Royalty Period and the Rolling Annual Total shall be recalculated effective from such new Royalty Period Start Date.

3.5.8. In respect of the month in which the Rolling Annual Total first equals or exceeds $20 million, Dechra shall, in addition to any payments due under Sections 3.5.2, 3.5.3, 3.5.5 or 3.5.6, make a one-time payment to Bioenvision equal to one percent of the amount by which the Rolling Annual Total exceeds $20 million.

3.5.9. In respect of each month subsequent to the month described in Section 3.5.8, and in lieu of any payment pursuant to Section 3.5.3 or 3.5.6 above, Dechra shall thereafter pay to Bioenvision a Royalty equal to four percent of the Monthly Total for each such subsequent month.

3.6.  Illustrative  Examples.  For the avoidance of doubt,  the  application  of
Section 3.5 is illustrated by the examples set forth in Exhibit B attached hereto.

3.7. Statement of Royalty. Once the payment of Royalty by Dechra to Bioenvision begins pursuant to Section 3.5, the monthly statement of Net Sales described in
Section 3.4 shall also include the calculation in reasonable detail of the related Royalty owed by Dechra with respect to such Net Sales. In the event that Bioenvision disagrees with Dechra's calculation of Net Sales, such dispute may be resolved in accordance with the dispute resolution procedure set forth in
Section 12 below.

3.8. Renegotiation of Royalty Rates. The payment obligations under the license granted to Dechra for the Licensed Assets shall continue throughout the term as defined in this Agreement, but will be subject to good faith renegotiations upon the occurrence of whichever of the following applies, unless this Agreement shall have been earlier terminated: (a) the expiration of the last to expire of the Licensed Patents applicable to the Licensed Field within any country in the Licensed Territory; or (b) if no Licensed Patents have been issued within a particular



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country in the Licensed Territory that are applicable to the Licensed Field, the abandonment of the last to be abandoned of any applications for Licensed Patents in such country that are applicable to the Licensed Field. Such good faith renegotiations shall take into account on a country-by-country or regional basis, but shall not be limited to: (i) competition with the Licensed Products within the Licensed Field; (ii) utilization, incorporation and value of Licensed Technical Information within the Licensed Field; (iii) value of Licensed Technical Information if no longer confidential or proprietary through no fault of Dechra, or its Affiliates, sublicensees, contractors, financiers or any other Dechra agents or the purchasers of Products or services from Dechra or its
Affiliates  who  have  access  to  Licensed  Technical  Information;   (iv)  the
applicable contract or patent law; or (v) prior payment commitments.

         If a Licensed Product incorporates inventions, patents or technical information that are obtained from sources other than Bioenvision or Stegram, the parties agree to negotiate in good faith a new Royalty rate to reflect the combination of such third-party inventions, patents or technical information; provided, however, the parties agree to use commercially reasonable efforts to incorporate inventions., patents and technical information from Bioenvision and/or Stegram in such Licensed Products.
4. Term and Termination.

4.1. Term. Unless terminated sooner in accordance with the provisions of this Agreement, the term of the licenses granted to Dechra by Bioenvision shall expire when the last of the Royalty obligations set forth herein has expired.

4.2. Rights Upon Termination. Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. Dechra and its Affiliates and any sublicensees may, however, after the effective date of such termination, sell all Licensed Products in inventory provided that Dechra shall pay to Bioenvision the Royalties as required by Article 3 hereof and shall submit the reports required by Article 3 hereof.

4.3. Termination Upon Default. If either party shall be in default of any obligation hereunder, the other party may terminate this Agreement by giving notice of termination by certified or registered mail to the party in default, specifying the basis for termination. If within sixty (60) days after the receipt of such notice of termination, the party in default shall remedy, in good faith, the condition forming the basis for termination, such notice of termination shall cease to be operative, and this Agreement shall continue in full force.

4.4. Termination Upon Bankruptcy or Insolvency. Either party shall have the right to terminate this Agreement if the other party shall cease to carry out its business as related to the Licensed Products within the Licensed Field and the Licensed Territory, become insolvent, file a voluntary petition in bankruptcy, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets, seek relief under any law for the aid of debtors, or fail to have an involuntary petition in bankruptcy dismissed within 60 days after the filing thereof, other than any such case that was initiated, directly or indirectly, by the party attempting to cancel this Agreement.

4.5. Notice of Imminent Bankruptcy. Each party shall inform the other party of such party's intention to file a voluntary petition in bankruptcy or of such party's knowledge of another's intention to file an involuntary petition in bankruptcy, to be received, in the event of a party's voluntary petition in bankruptcy, at least thirty (30) days prior to filing such a petition.

4.6. Survival. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Dechra's obligation to pay Bioenvision any payments or other consideration accrued but unpaid prior to termination shall survive the termination of this Agreement.

5. Records and Audits.


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Dechra  shall  keep  accurate  records  of  all  operations  affecting  payments hereunder. Bioenvision shall have the right for it or its duly authorized agent to audit and otherwise inspect all such records no more often than twice per calendar year pursuant to not less than fifteen (15) calendar days prior written notice, signed by Bioenvision, which audit shall be conducted at the offices of Dechra during customary business hours. Information obtained by Bioenvision or its authorized agent in such audits and inspections shall be deemed to be Confidential Information of Dechra and subject to the provisions of Section 11.1 below.

6. Ownership of Intellectual Property.

Bioenvision and Dechra shall each retain full ownership of its own existing and future intellectual property rights, including rights in the process of being protected and rights conceived but not yet reduced to practice as of, or subsequent to, the effective date of this Agreement.

7. Patent Prosecution and Infringement.

         7.1. Bioenvision shall provide Dechra with copies of allowed patent claims when such claims are allowed in the Licensed Field and in the Licensed Territory for all Licensed Patents, Licensed Inventions and Licensed Improvements licensed hereunder

         7.2. Bioenvision shall provide Dechra with draft copies of all correspondence and filings and related prosecution documents on the Licensed Patents and Dechra shall promptly provide comments, if any, to Bioenvision. Bioenvision shall confer with Dechra, and shall make reasonable efforts to have Dechra's suggestions regarding prosecution tactics and strategy adopted by Stegram with respect to Licensed Patents that are licensed to Bioenvision from Stegram under the Co-Development Agreement. Notwithstanding the foregoing, Dechra acknowledges that, under the Co-Development Agreement, Stegram shall have the right to take such actions as are reasonably necessary, in Stegram's good faith judgment, to preserve all rights under such Licensed Patents as are licensed to Bioenvision from Stegram under the Co-Development Agreement and to maintain such Licensed Patents and patent applications in the name of Stegram. As soon as practical, subsequent to the filing of any prosecution document, Bioenvision shall provide Dechra with a copy of the document. In addition, Bioenvision shall provide Dechra with a copy of any official office action and copies of responses and submissions filed by Bioenvision or filed by Stegram and in the possession of Bioenvision.

         7.3. Bioenvision shall inform Dechra at least forty-five (45) days prior to any decision having as a result the failure to file, or the abandonment of a Licensed Patent application or failure to maintain a Licensed Patent licensed hereunder, so that Dechra may take over and maintain such Licensed Patent in force in the name of Bioenvision or Stegram, as the case may be.

         7.4. In the event that Bioenvision decides not to pay patenting expenses in any jurisdiction in the Licensed Territory, whether as provided in Article 11 of the Co-Development Agreement or otherwise, Bioenvision agrees to notify Dechra promptly of such decision. In such event, Dechra may elect to maintain such Licensed Patent in force, in the name of Bioenvision or Stegram, as the case may be.

         7.5. Either party promptly shall notify the other party of any suspected infringement by a third party of the Licensed Patents in the Licensed Field and the Licensed Territory, and each party promptly shall inform the other of any evidence of such infringement. Dechra shall have the right to exercise, in the name and on behalf of Bioenvision, the rights of Bioenvision under Article 12 of the Co-Development Agreement with respect to infringements in the Licensed Field and the Licensed Territory.

         7.6. In the event that either party becomes aware of the institution by a third party of any proceedings for the revocation of any Licensed Patent in the Licensed Field and in any country in the Licensed

         Territory, such party shall notify the other party promptly. Dechra shall have the right to participate in any such proceeding at its own expense, in its own name.

         7.7. In the event that either party becomes aware of any claim by a third party that the exercise by Dechra of its rights under the license granted by Bioenvision constitutes an infringement of such third party's rights, such party shall notify the other party promptly. Dechra shall have the right to exercise, in the name and on behalf of Bioenvision, the rights of Bioenvision under Article 14 of the Co-Development Agreement.

         7.8. In the event that Bioenvision obtains a legally assignable ownership interest in any issued Licensed Patent in the Licensed Territory which claims subject matter solely within the Licensed Field, Bioenvision agrees, on the written request of Dechra and without further consideration from Dechra, to assign to Dechra all of Bioenvision's right, title and interest in and to such Licensed Patent, and to execute such instruments as Dechra may reasonably request to effect, perfect and record such assignment.

8. Representations; Acceptance of Liability.

         8.1. Bioenvision represents that it has the right to grant to Dechra all of the rights set forth as being granted to Dechra herein.

         8.2. Bioenvision is unaware of any claims asserted against Bioenvision or Stegram by any third parties with respect to patent infringement or any other type of liability relevant to licensing or sublicensing of the Licensed Patents, the Licensed Inventions, the Licensed Improvements and the Licensed Technical Information, which have not been disclosed to Dechra as of the effective date of this Agreement.

         8.3. Bioenvision represents that it has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated herein.

         8.4. Dechra represents that it has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated herein.

         8.5. Dechra shall accept liability to the extent of the Licensed Field and the Licensed Territory for or on account of any injury, loss or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon either party arising out of or in connection with or resulting from (i) the production, use or sale of any Licensed Product by Dechra, its Affiliates or its sublicensees, or (ii) the use by Dechra, its
         Affiliates or its sublicensees of any technical information, techniques, or practices disclosed by either party, or (iii) any advertising or other promotional activities by Dechra, its Affiliates or its sublicensees with respect to any of the foregoing. If a sublicense is granted by Dechra to a third party that third party shall accept all liability for any injury, loss or damage as set forth above, in addition to Dechra remaining liable to Bioenvision for any and all such liabilities.

9.       Indemnification.

         Dechra hereby agrees to indemnify, hold harmless and defend from liability, to the extent of the Licensed Field and for the Licensed Territory, Bioenvision and Stegram and their respective officers, directors, representatives, agents and employees, from and against any and all demands, claims, suits or actions of any character presented or brought on account of any injuries, losses or damages sustained by any person or property in consequence of (i) any act or omission of Dechra or its agents, employees or subcontractors, or (ii) any liability, except for any injuries, losses or damages that specifically result from the negligence or willful misconduct of Bioenvision or Stegram. The foregoing indemnity shall include but not be limited to court costs, attorneys' fees, costs of investigation and costs of defense associated with such demands, claims, suits or actions. The foregoing indemnity shall apply only to the extent of the Licensed Field and in the Licensed Territory.

10. Insurance.

         Dechra shall maintain, during the term of this Agreement, reasonable amounts of comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Dechra and its Affiliates. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Dechra or by a sublicensee, Affiliate or agent of Dechra. Dechra shall furnish to Bioenvision a certificate of insurance evidencing such coverage and periodically, upon request, provide evidence that the coverage is still in effect.


11. Confidentiality; Publication; Publicity.

         11.1. In fulfilling their obligations under this Agreement, it may be desirable or necessary for the parties to disclose to one another certain of their Confidential Information. In the event of receipt of such Confidential Information, the receiving party agrees to preserve such information as confidential and not to disclose it to third parties or to use it except in connection with this Agreement during the term of this Agreement and for a period of five (5) years following its termination. The foregoing obligations shall not apply to any information that:

                  (a) is now in the public domain or becomes generally available to the public through no fault of the receiving party;

                  (b) is already known to, or in the possession of, the receiving party as can be demonstrated by documentary evidence;

                  (c)      is   disclosed   to   the   receiving   party   on  a
                           non-confidential basis by a third party having the right to make such disclosure; or

                  (d) is independently developed by the receiving party as can be demonstrated by documentary evidence.

                           In addition,  to the extent  reasonably  necessary to
                  fulfill its obligations or exercise its rights under this Agreement (i) a party may disclose Confidential Information to its Affiliates, sublicensees, consultants, outside contractors, research investigators and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to be bound by the provisions of this Agreement, (ii) a party or its Affiliates or sublicensees may disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or regulatory authorizations, provided the disclosing party shall request confidential treatment thereof, and (iii) a party may disclose Confidential Information as required by applicable law, regulation or judicial process, provided that such party shall give the other party (x) prior written notice thereof, (y) adequate opportunity to object to any such disclosure or to request confidential treatment thereof, and (z) shall take all steps reasonably possible to minimize the disclosure to that level mandated by law.

         11.2. If either Bioenvision or Stegram desires to publish or present the results of the Co-Development Program, Bioenvision shall provide a copy of the manuscript of any proposed publication or presentation to Dechra. Dechra shall then have fifteen (15) days to review and comment on the manuscript or presentation, and Bioenvision agrees to delete any information identified by Dechra as its trade secrets or Confidential Information. In the event that Dechra determines that a Licensed Patent application covering information contained in the proposed publication or presentation should be filed, Bioenvision shall delay such publication or presentation for up to thirty (30) days after the fifteen (15) days described above to allow such filing to be made.

         11.3. Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Licensed Products in the Licensed Field and the Licensed Territory as soon as practicable, but in no event later than 24 hours before an announcement is made. Neither party shall not use the name of the other party or otherwise refer to any organization related to the other party, except with the written approval of the other party, such approval not to be unreasonably withheld.

         11.4. Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Licensed Products as soon as practicable, but in no event later than 24 hours before an announcement is made.

12. Dispute Resolution.

                  12.1. Exclusive Procedure. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity hereof, shall be resolved in accordance with the procedure specified in this article, which shall be the sole and exclusive procedure for the resolution of any such disputes.

                  12.2. Negotiation Between Executives. The parties shall first attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either party (the "Disputing Party") may give the other party (the "Responding Party") written notice of any dispute not resolved in the normal course of business. Such notice shall include: (a) a statement of the Disputing Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent the Disputing Party and of any other person who will accompany the executive. Within fifteen (15) days after delivery of the notice, the Responding Party shall respond with (i) a statement of the Responding Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent the Responding Party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the initial notice by the Disputing Party, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other party will be honored. All negotiations pursuant to this section shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence.

                  12.3. Mediation. If the dispute has not been resolved by negotiation within sixty (60) days of the Disputing Party's initial notice, or if executives of the parties failed to meet within thirty
         (30) days
         after delivery of the initial notice by the Disputing Party, the parties shall endeavor to settle the dispute by mediation under the then current Mediation Procedure of the CPR Institute for Dispute Resolution. Unless otherwise agreed, the parties will select a mediator from the CPR Institute Panels of Distinguished Neutrals. Each party shall bear its own expenses (including attorneys' fees) and an equal share of the expenses of the mediator and any fees of the CPR Institute.

                  12.4. Arbitration. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity hereof, which has not been resolved by the non-binding dispute resolution procedure provided above within one hundred twenty (120) days after the initiation of such procedure, shall be finally resolved by binding arbitration in accordance with the then current CPR Institute Rules for Non-Administered Arbitration by a sole arbitrator; provided, however, that if either party refuses to participate in the non-binding dispute resolution procedure provided above, then the other party may initiate binding arbitration before expiration of such 120-day period. The arbitrator shall be knowledgeable in the commercial, legal and technical aspects of the subject matter of the dispute. Unless otherwise agreed, the parties will select the arbitrator from the CPR Institute Panels of Distinguished Neutrals. The arbitration shall be conducted in either or both of New York, New York, and London, England, as determined by the arbitrator. The arbitrator shall determine issues of arbitrability but shall not be empowered to award injunctive relief or damages in excess of compensatory damages and each party expressly waives and forgoes any right to punitive, exemplary or similar damages unless a statute requires the compensatory damages be increased in a specific manner. Unless determined otherwise by the arbitrator, each party shall bear its own expenses (including attorneys' fees) and an equal share of the expenses of the arbitrator and any fees of the CPR Institute. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

                  12.5. Confidentiality. Except as required by law, the existence, content and result of the mediation and arbitration shall be held in confidence by the parties, their representatives, other participants, the mediator and the arbitrator, each of whom shall be bound by an appropriate written confidentiality agreement.

                  12.6. Tolling of Limitations Periods. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this article 12 are pending. The parties shall take such action, if any, required to effectuate such tolling.

                          13. Third-Party Beneficiary.

                  It is understood and agreed that Stegram is intended to be a third-party beneficiary of this Agreement, and is entitled to diligently enforce the same in its own name, notwithstanding any action or inaction by Bioenvision with regard to the enforcement thereof, and free from any claim, defense, setoff or other right of Dechra against Bioenvision.

14. General Provisions.

                  14.1. Independent Contractors. The relationship between Bioenvision and Dechra is that of independent contractors. Bioenvision and Dechra are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Bioenvision and Dechra shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

                  14.2. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

                  14.3. Force Majeure. The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement (except an obligation to pay money), provided the failure is not due to negligence and provided such failure is caused by fire, storms, floods, strikes, lockouts, accidents, war, terrorism, riots or civil commotions, inability to obtain transportation or raw materials, embargoes, any local, state, provincial or national regulation, law, or restriction, seizure or acquisition of the technology or the Licensed Products by any local, state, provincial or national government, or of any agency thereof, or by reason of any compliance with a demand or request for such Licensed Product for any purpose for national defense, or any other cause or contingency beyond the reasonable control of said party (whether or not of the same kind or nature as the causes or contingencies above enumerated) shall not subject the party so failing to any liability to the other.

                  14.4.  Further  Assurances.   Each  party  shall  execute  any
         instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

                  14.5. Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of New York, without regard to the principles thereof regarding the choice of law.

                  14.6. Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                  14.7. Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

                  14.8. No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                  14.9. Marking. Dechra shall place in a conspicuous location on any product or its packaging, which is made or sold under any Licensed Patent coming within this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles. Dechra shall include a marking provision similar to this section in every sublicense granted pursuant to Article 2 above.

                  14.10. Attorneys' Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

                  14.11. Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by fax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

     For Bioenvision:          Bioenvision, Inc.
                               509 Madison Avenue, Suite 404
                               New York, New York  10022
                               Attention: Christopher B. Wood and David P. Luci
                               Fax No.:  (212) 750-6777

              For Dechra:      Dechra Pharmaceuticals, PLC
                               Dechra House
                               Jamage Industrial Estate
                               Talke Pits
                               Stoke-on-Trent  ST7 1XW
                               Attention: Ian Page and Ed Torr
                               Fax No.: +44 (0) 1782 773366

                  Notice shall be deemed delivered upon the earliest of (i) when received, (ii) five (5) days after deposit into the mail,
                  (iii) the date notice is sent via fax, telex or cable, or (iv) two business days immediately following delivery to overnight courier (except Sunday and holidays).

                  14.12. Compliance with Laws. Nothing contained in this Agreement shall require or permit Bioenvision or Dechra to do any act inconsistent with the requirements of any applicable law, regulation or executive order as the same may be in effect from time to time.

                  14.13. Assignment. Dechra shall not assign any rights under this Agreement not specifically transferable by its terms or not permitted by Dechra's right to grant sublicenses hereunder, without the prior written consent of Bioenvision, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Bioenvision and Dechra. Any such successor or assignee of either party's interest shall expressly assume in writing the performance of all the terms and conditions of this
         Agreement to be performed by such party. If the Co-Development Agreement is terminated for any reason, except breach of contract by Stegram, this Agreement shall automatically transfer to Stegram insofar as this Agreement grants to Dechra any sublicense under the Co-Development Agreement, unless Dechra is in breach or default hereof, and shall remain in full force and effect so long as Dechra performs its obligations hereunder.

                  14.14.  Counterparts.   This  Agreement  may  be  executed  in
         counterparts, each of which shall be an original but all of which taken together shall be one and the same instrument.

                   [The following page is the signature page.]

         IN WITNESS WHEREOF, the parties have executed this Licensee and Sub-License Agreement by their duly authorized representatives effective as of the date first set forth above.


         BIOENVISION, INC.                                    DECHRA PHARMACEUTICALS, PLC



         By       /s/ David P. Luci                           By       /s/ Ian D. Page
            -----------------------------------------            -----------------------------------------

         Name:             David P. Luci                      Name:             Ian D. Page
               --------------------------------------               --------------------------------------

         Title:            Director of Finance, Gen Counsel   Title:            Chief Executive
                -------------------------------------------          -------------------------------------





         CONSENTED AND AGREED:

         STEGRAM PHARMACEUTICALS LIMITED



         By       /s/ George Margetts
            -----------------------------------------------

         Name:             George Margetts
            -----------------------------------------------
         Title:            Director
            -----------------------------------------------

                                    EXHIBIT A

                        COPY OF CO-DEVELOPMENT AGREEMENT

                         BETWEEN BIOENVISION AND STEGRAM

                                    EXHIBIT B

                        EXAMPLES OF ROYALTY CALCULATIONS


Illustration No. 1

Dechra begins to sell Licensed Products during Month 1. For the 12-month period beginning on the first day of Month 1, and ending on the last day of Month 12, the Rolling Annual Total of Net Sales equals US $9,500,000. In accordance with
Section 3.5.1, no Royalty payments are due from Dechra to Bioenvision with respect such Net Sales.

For the 12-month period beginning on the first day of Month 2, and ending on the last day of Month 13, the Rolling Annual Total of Net Sales equals US
$10,500,000.  In Month 14,  Dechra  owes  Bioenvision  a Royalty  payment  under
Section 3.5.2 as follows:

 $200,000 + [.02 x ($10,500,000 - $10,000,000)] = $200,000 + $10,000 = $210,000

In accordance with Section 3.5.4, the first day of Month 14 is a new "Royalty Period Start Date" and the Rolling Annual Total is recalculated effective from the beginning of Month 14.

In respect of Month 14 and each month thereafter, Dechra owes Bioenvision a Royalty payment under Section 3.5.3 of 2% of the Monthly Total for such month (subject to Sections 3.5.5 and 3.5.6 as shown in Illustration No. 2, and Sections 3.5.8 and 3.5.9 as shown in Illustration No. 3).


Illustration No. 2

Assume the same facts as in Illustration No. 1.

For the six-month period beginning on the first day of Month 14, and ending on the last day of Month 19, the Rolling Annual Total equals US $13,000,000. The Royalty in respect of each of these months is 2% of the Monthly Total for each such month. The Monthly Total for Month 20 equals US $4,000,000, so that the Rolling Annual Total for the seven-month period beginning on the first day of Month 14 and ending on the last day of Month 20 equals US $17,000,000. In Month 21, Dechra owes Bioenvision a Royalty payment under Section 3.5.5 as follows:

          .02 x $4,000,000 + [.01 x ($17,000,000 - $15,000,000)] = $80,000
          + $20,000 = $100,000

In accordance with Section 3.5.7, the first day of Month 21 is a new "Royalty Period Start Date" and the Rolling Annual Total is recalculated effective from the beginning of Month 21.

In respect of Month 21 and each month thereafter, Dechra owes Bioenvision a Royalty payment under Section 3.5.6 of 3% of the Monthly Total for such month (subject to Sections 3.5.8 and 3.5.9 as shown in Illustration No. 3).

Illustration No. 3

Assume the same facts as in Illustration Nos. 1 and 2.

For the three-month period beginning on the first day of Month 21, and ending on the last day of Month 23, the Rolling Annual Total equals US $16,000,000. The Royalty in respect of each of these months is 3% of the Monthly Total for each such month. The Monthly Total for Month 24 equals US $7,000,000, so that the Rolling Annual Total for the four-month period beginning on the first day of Month 21 and ending on the last day of Month 24 equals US $23,000,000. In Month 25, Dechra owes Bioenvision a Royalty payment under Section 3.5.8 as follows:

         .03 x $7,000,000 + [.01 x ($23,000,000 - $20,000,000)] = $210,000 +
         $30,000 = $240,000

In respect of Month 25 and each month thereafter, Dechra owes Bioenvision a Royalty payment under Section 3.5.9 of 4% of the Monthly Total for such month, without regard to the Rolling Annual Total thereafter.